SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                  FORM 8-K


                               CURRENT REPORT

                    PURSUANT TO SECTION 13 OR 15(d) OF THE

                       SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported): January 22, 2008

                           Timberland Bancorp, Inc.
            (Exact name of registrant as specified in its charter)

       Washington                 0-23333                   91-1863696
---------------------------    ------------              ---------------
State or other jurisdiction     Commission              (I.R.S. Employer
Of incorporation                File Number             Identification No.)


624 Simpson Avenue, Hoquiam, Washington                        98550
---------------------------------------                        -----
(Address of principal executive offices)                     (Zip Code)

Registrant's telephone number (including area code) (360) 533-4747



Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02  Results of Operations and Financial Condition

     On January 22, 2008, Timberland Bancorp, Inc. issued its earnings release for the quarter ended December 31, 2007. A copy of the earnings release is attached hereto as Exhibit 99.1, which is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits

        (c)    Exhibits

        99.1   Press Release of Timberland Bancorp, Inc. dated January 22,
               2008

                                    SIGNATURES
                                    ----------

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                  TIMBERLAND BANCORP,INC.


DATE: January 22, 2008            By: /s/Dean J. Brydon
                                       --------------------------
                                       Dean J. Brydon
                                       Chief Financial Officer

                                  Exhibit 99.1

Contact: Michael R. Sand
         President & CEO
         Dean J. Brydon, CFO
         (360)533-4747
         www.timberlandbank.com
         ----------------------

          Timberland Bancorp Earns $1.6 Million or $0.24 per Share
                       in Fiscal First Quarter 2008

           -- The Company Increases Quarterly Cash Dividend by 10% -- The Bank Incurred No Charge-Offs in the Quarter

HOQUIAM, WA--January 22, 2008 -- Timberland Bancorp, Inc. (NasdaqGM:TSBK) ("Timberland"), the holding company for Timberland Bank ("Bank"), today reported solid fiscal first quarter profits of $1.6 million after a $1.2 million addition to its loan loss reserves as a result of continued loan growth and the reclassification of certain loans. In the first quarter of fiscal 2008, Timberland earned $1.6 million, or $0.24 per diluted share, compared to $2.0 million, or $0.27 per diluted share, in the first quarter one year ago. All per share data has been adjusted to reflect the 2-for-1 stock split in the form of a 100% stock dividend paid on June 5, 2007.

Fiscal First Quarter 2008 Highlights: (quarter ended December 31, 2007 compared to the quarter ended December 31, 2006)

     --  The loan portfolio increased 19% to $537 million from $452 million.

     --  Total assets increased 9% to $647 million from $594 million.

     -- Revenue increased 8% due to solid loan growth and above average net interest margin.

     --  Non-performing assets (NPA) are 0.60% of total assets.

     --  There were no charge-offs in the quarter.

     -- With the addition of $1.2 million, loan loss reserves grew to 1.11% of total loans and 153% of NPAs.

     -- Michael Scott joined the Company in the position of Chief Credit Administrator.

     -- Cash dividends per share increased 10% to $0.11 per share bringing the annualized yield at current prices to 3.48%.

"Headwinds in the financial markets along with windstorms and flooding in the Northwest dominated the regional headlines this past quarter," said Michael R. Sand, President and Chief Executive Officer. "While a few of our offices were impacted by December's flooding and power outages our banking operations were able to remain open with only minor interruptions. Our emergency response systems functioned well and our people continued to meet the needs of our customers during this difficult storm. Some of the sluggishness that has affected real estate markets outside the Northwest is beginning to be noted in our region. While we don't expect the Northwest to exhibit the price depreciation and market issues of the same magnitude realized in other parts of the country we believe it is prudent to add to reserves at this time in part because we are a company that has assets associated with the construction and development sector. This is a sector in which we have had significant and long-term management experience. As detailed below, our revenues continue to grow, our net interest margin is solid, our profitability is good, and our people continue to work diligently to build a prosperous and sound Northwest franchise."

Operating Results
Fiscal first quarter revenue (net interest income before provision for loan losses plus non-interest income) increased 8% to $8.4 million from $7.8 million in the like quarter one year ago. Net interest income before the provision for loan losses for the first quarter of fiscal 2008 increased 10% to $6.9 million compared to the like quarter one year ago with interest income increasing 18% and interest expense increasing 31%. Strong loan growth contributed to the increase in net interest income and offset increased funding costs. Timberland's net interest margin was 4.59% for the first quarter of fiscal 2008 compared to 4.60% for the fourth quarter of fiscal 2007 and 4.74% for the first quarter one year ago.

The increase in net interest income was offset by a $1.2 million increase in the provision for loan loss due to a slowdown in the real estate market, continued loan growth and an increase in the level of classified loans. "Although our non-performing assets are moderate at 60 basis points of the total portfolio, the ratio is higher than we have seen in the recent past," said Dean Brydon, Chief Financial Officer. "We added significantly to our reserves this quarter to increase our reserve levels and are continuing to proactively monitor economic conditions and our loan portfolio." A provision for loan losses of $1.2 million was made during the current quarter compared to no provision made during the first quarter of fiscal 2007. There were no charge-offs made during the quarter ended December 31, 2007.

Timberland Q1 Earnings
January 22, 2008
Page 2

Non-interest income increased 1% to $1.50 million for the first quarter from $1.48 million for the first quarter of fiscal 2007. Strong growth in ATM transaction fees more than offset lower gains from the sale of loans and a reduction in loan servicing income. "The early success of our Smart Money checking account program is generating increased usage of our banking services, particularly Debit card usage with our customers," Sand explained. "The Smart Money program provides an attractive rate of return to customers who actively use their ATM / Debit cards, sign on to internet banking and receive E-mailed checking statements each month. This combination of services is designed to build and deepen our relationship with customers, and to share with them through higher interest rates the rewards we earn from the program's fee income. It is truly a win-win program for both our customers and the Bank."

Timberland's total operating (non-interest) expenses decreased to $4.85 million for the first quarter from $4.90 million for the first quarter of fiscal 2007 due to a decrease in premises and equipment expenses and professional fee expenses. The decrease in premises and equipment expenses was primarily due to an insurance settlement for damage to the Bank's previous data center facility. This settlement reduced expenses by $172,000 ($112,000 net of income tax) during the current quarter. The lower premises and equipment expenses were partially offset by increased salaries and employee benefits expenses. As a result of the lower expenses and increased revenue, the efficiency ratio improved to 57.64% for the first quarter compared to 63.13% for the same quarter one year ago.

Asset Quality
The non-performing assets (NPAs) to total assets ratio was 0.60% at December 31, 2007, with no charge-offs during the quarter. The allowance for loan losses totaled $6.0 million at December 31, 2007, or 1.11% of loans receivable and 153% of non-performing loans (NPL). The allowance for loan losses was $4.8 million, or 0.92% of loans receivable at September 30, 2007 and $4.1 million, or 0.90% at December 31, 2006. NPLs totaled $3.9 million at December 31, 2007, and were comprised of 15 loans including eight single family speculative home loans totaling $3.2 million, two home equity consumer loans totaling $293,000, three land loans totaling $212,000, one commercial business loan for $119,000, and one commercial real estate loan for $90,000. "The majority of our non-performing loans are in Pierce County, which has been an area of strong franchise growth for the Bank in the past few years," Sand noted. "In January, we hired Michael Scott, a veteran banker with more than 34 years of industry experience, to fill the role of Chief Credit Administrator. His broad experience at Bank of America included positions in branch management, personnel, special credits, and commercial banking. Most recently, he was involved with the marketing, structuring, underwriting and monitoring of credit products offered by that bank. With our growing commercial lending business and our expansion into the Puget Sound market, we believe Mike's expertise will provide another layer of experience and oversight as we continue to emphasize and maintain strong credit quality."

The majority (34 basis points) of the 37 basis point increase in the NPA ratio over the prior quarter was the result of loans to two builders becoming delinquent. One builder has six loans ($343,000 average per loan) that became 90 days delinquent while the other builder has one loan ($524,000) that became delinquent. "Timberland Bank has provided funding for builders and developers in Western Washington for well over 30 years. We have provided such funding during both good and challenging economic times. Our loss experience has been minimal. A basic strategy that we have employed to control risk has been to limit the number of loans we make to individual builders. The amount of credit extended is dependent on our judgment of the customer's capacity to repay. During the past quarter we heightened our review of economic forecasts, and sales activity for new homes in the markets we serve. It is clear that the market for new home sales has weakened and the portfolios of banks involved in construction and land development activities have therefore assumed a higher risk profile. Our methodology for evaluating an appropriate level of loan loss reserves depends in part on the risk classification of the loans in our portfolio. During the quarter we downgraded several loans including certain loans to borrowers that have had an excellent history with Timberland and have maintained the current status of their loans. The fact remains, however that we are operating in a more uncertain economic environment. Logically, a loan portfolio assuming a higher risk profile due to a more challenging economic environment deserves a higher level of reserves. We continue to monitor the economy and our portfolio. We will make adjustments to reserves as our ongoing analysis determines is appropriate. Future adjustments could include additions to reserves, or no additions to reserves if we see signs of an improving economic climate and determine that it is appropriate to upgrade the classification of certain loans in our portfolio," stated Sand.

Balance Sheet Management
Total assets increased 9% year over year, growing to $647 million at December 31, 2007, from $645 million at September 30, 2007 and $594 million one year ago primarily due to strong loan portfolio growth. "During the quarter we were able to replace

Timberland Q1 Earnings
January 22, 2008
Page 3

nearly $19 million in securities with higher yielding loans following the call or maturity of these investments," Brydon explained.

LOAN PORTFOLIO
($ in thousands)         Dec. 31, 2007     Sept. 30, 2007   Dec. 31, 2006
                        Amount  Percent   Amount  Percent  Amount  Percent
                        ------  -------   ------  -------  ------  -------
Mortgage Loans:
  One-to-four
   family (1)          $ 102,133   17%   $ 102,434   17%   $ 100,204   19%
  Multi family            38,828    6       35,157    6       18,391    3
  Commercial             124,634   20      127,866   22      139,700   27
  Construction and
   land development      205,943   34      186,261   32      170,788   33
  Land                    58,402   10       60,706   10       34,986    7
                       ---------  ---    ---------  ---    ---------  ---
    Total mortgage
     loans               529,940   87      512,424   87      464,069   89
Consumer Loans:
  Home equity and
   second mortgage        47,071    8       47,269    8       38,434    7
  Other                   10,627    2       10,922    2       11,051    2
                       ---------  ---    ---------  ---    ---------  ---
                          57,698   10       58,191   10       49,485    9
Commercial business
 loans                    18,642    3       18,164    3       12,136    2
                       ---------  ---    ---------  ---    ---------  ---
Total loans            $ 606,280  100%   $ 588,779  100%   $ 525,690  100%
Less:
  Undisbursed portion
   of construction
   loans in process      (60,708)          (65,673)          (66,810)
  Unearned income         (2,928)           (2,968)           (2,889)
  Allowance for
   loan losses            (5,997)           (4,797)           (4,121)
                       ---------         ---------         ---------
Total loans
 receivable, net       $ 536,647         $ 515,341         $ 451,870
                       =========         =========         =========
____________________
(1) Includes loans
     held for sale

CONTRUCTION LOAN
 COMPOSITION
($ in thousands)         Dec. 31, 2007     Sept. 30, 2007   Dec. 31, 2006
                        Amount  Percent   Amount  Percent  Amount  Percent
                        ------  -------   ------  -------  ------  -------
Custom and
 owner/builder         $  50,586   25%   $  52,375   28%   $  47,556   28%
Speculative               41,251   20       43,012   23       37,178   22
Commercial real estate    66,949   32       50,518   27       55,536   32
Multi-family              22,060   11       18,064   10       13,822    8
Land development          25,097   12       22,292   12       16,696   10
                       ---------  ---    ---------  ---    ---------  ---
    Total construction
     loans             $ 205,943  100%   $ 186,261  100%   $ 170,788  100%

"Loan demand continues to be strong in our primary markets, although construction and land development lending is expected to moderate, at least in the early part of the year," said Sand. Net loans receivable increased 17% on an annualized basis during the quarter to $537 million at December 31, 2007, and increased 19% from $452 million one year ago. During the past 12 months the portfolio has increased by $85 million as construction and land development loans (net of the undisbursed portion) increased $41 million, land loans increased $23 million, multi-family loans increased $20 million, consumer loans increased $8 million, and commercial business loans increased $7 million. These increases were partially offset by a $15 million decrease in commercial real estate loans.

"Demand for new and refinance residential loans has diminished this year, from the very strong demand we've seen in the past few years," said Sand. "We continue to originate and service mortgage loans in our market, which we believe provides another very strong avenue for building deep relationships with our customers. Particularly in the small markets in which we operate, we believe our customers appreciate being able to confer with local bankers about our mortgage products and that our retention of servicing on mortgages is a competitive advantage. While we sell mortgage instruments into the secondary market, we retain servicing on our loan originations. We are not, however, lending in the subprime market and Timberland did not participate in the aggressive marketing of alternative mortgage products to sub-prime borrowers that has caused financial difficulties for many financial institutions in our industry."

Loan originations decreased to $65.5 million for the quarter ended December 31, 2007 from $66.3 million for the quarter ended September 30, 2007 and from $80.8 million for the quarter ended December 31, 2006. The Bank also continues to sell fixed

Timberland Q1 Earnings
January 22, 2008
Page 4

rate one-to-four family mortgage loans into the secondary market for asset-liability management purposes. Fixed rate one-to-four family mortgage loan sales totaled $7.4 million for the first quarter of fiscal 2008 compared to $7.2 million for the same period one year ago.

Total deposits decreased $5.5 million to $461.2 million at December 31, 2007 from $466.7 million at September 30, 2007. The Bank had a $4.4 million decrease in non-interest bearing accounts, a $1.7 million decrease in savings accounts and a $1.7 million decrease in certificate of deposit accounts, which were partially offset by a $3.2 million increase in N.O.W. checking account balances.

DEPOSIT BREAKDOWN
($ in thousands)         Dec. 31, 2007     Sept. 30, 2007   Dec. 31, 2006
                        Amount  Percent   Amount  Percent  Amount  Percent
                        ------  -------   ------  -------  ------  -------
Non-interest bearing   $  50,590   11%   $  54,962   12%   $  55,121   13%
N.O.W. checking           83,594   18       80,372   17       88,428   21
Savings                   54,738   12       56,412   12       61,324   14
Money market              47,102   10       48,068   10       44,660   10
Certificates of
 deposit under $100      133,676   29      135,528   29      126,819   29
Certificates of
 deposit $100 and over    68,527   15       67,316   15       57,897   13
Certificates of
 deposit - brokered       23,020    5       24,077    5           --   --
                       ---------  ---    ---------  ---    ---------  ---
    Total deposits     $ 461,247  100%   $ 466,735  100%   $ 434,249  100%
                       =========  ===    =========  ===    =========  ===

Total shareholders' equity increased $442,000 to $75.0 million at December 31, 2007 from $74.5 million at September 30, 2007. Timberland continued to manage its capital ratio through asset growth, stock repurchases and dividends. During the quarter Timberland repurchased 50,000 shares for $703,000 (an average price of $14.06 per share). There are 94,950 shares remaining to be repurchased in the current stock repurchase plan. Cumulatively, Timberland has repurchased 7.7 million shares at an average price of $8.93 per share. The share repurchases equal approximately 58% of the 13.2 million shares that were issued in Timberland's initial public offering in January 1998. A cash dividend of $0.10 per share was paid during the quarter, which represented the 39th consecutive quarter a cash dividend was paid to shareholders. The Board of Directors raised the cash dividend 10% to $0.11 per share to be paid February 22, 2008 to shareholders of record as of February 8, 2008.

About Timberland Bancorp, Inc.
Timberland Bancorp operates 21 branches in the state of Washington in Hoquiam, Aberdeen, Ocean Shores, Montesano, Elma, Olympia, Lacey, Tumwater, Yelm, Puyallup, Edgewood, Tacoma, Spanaway (Bethel Station), Gig Harbor, Poulsbo, Silverdale, Auburn, Winlock, and Toledo.

Timberland Q1 Earnings
January 22, 2008
Page 5

TIMBERLAND BANCORP INC. AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENT                 Three Months Ended
($ in thousands, except per share)     Dec. 31,    Sept. 30,      Dec. 31,
(unaudited)                              2007         2007          2006
                                     ----------   ----------    ----------
Interest and dividend income
Loans receivable                     $   10,764   $   10,335    $    8,786
Investments and mortgage-backed
 securities                                 249          344           454
Dividends from mutual funds and
 FHLB stock                                 423          433           420
Federal funds sold                           31           69            65
Interest bearing deposits in banks           10           16            39
                                     ----------   ----------    ----------
  Total interest and dividend income     11,477       11,197         9,764

Interest expense
Deposits                                  3,334        3,180         2,589
FHLB advances                             1,216        1,262           882
Other borrowings                              8           11            17
                                     ----------   ----------    ----------
  Total interest expense                  4,558        4,453         3,488
                                     ----------   ----------    ----------
  Net interest income                     6,919        6,744         6,276
Provision for loan losses                 1,200          270            --
                                     ----------   ----------    ----------
  Net interest income after
   provision for loan losses              5,719        6,474         6,276

Non-interest income
Service charges on deposits                 696          715           706
Gain on sale of loans, net                   92          106           107
Bank owned life insurance
 ("BOLI") net earnings                      120          120           114
Servicing income on loans sold              118          133           132
ATM transaction fees                        299          307           263
Other                                       172          176           159
                                     ----------   ----------    ----------
  Total non-interest income               1,497        1,557         1,481

Non-interest expense
Salaries and employee benefits            2,920        2,624         2,785
Premises and equipment                      464          625           624
Advertising                                 182          274           177
Loss (gain) from other real
 estate operations                           --            1           (17)
ATM expenses                                148          143           119
Postage and courier                         118          131           105
Amortization of core
 deposit intangible                          62           71            72
State and local taxes                       151          152           139
Professional fees                           147          125           177
Other                                       659          708           716
                                     ----------   ----------    ----------
  Total non-interest expense              4,851        4,854         4,897

Income before federal
 income taxes                             2,365        3,177         2,860
Federal income taxes                        750        1,022           906
                                     ----------   ----------    ----------
  Net income                         $    1,615   $    2,155    $    1,954
                                     ==========   ==========    ==========
Earnings per common share:
  Basic                              $     0.25   $     0.33    $     0.28
  Diluted                            $     0.24   $     0.32    $     0.27
Weighted average shares
 outstanding:
  Basic                               6,515,428    6,516,381     7,007,766
  Diluted                             6,674,773    6,690,048     7,246,216

Timberland Q1 Earnings
January 22, 2008
Page 6

TIMBERLAND BANCORP, INC.
CONSOLIDATED BALANCE SHEET
($ in thousands) (unaudited)           Dec. 31,    Sept. 30,      Dec. 31,
Assets                                   2007         2007          2006
                                     ----------   ----------    ----------
Cash and due from
 financial institutions:
  Non-interest bearing               $   15,301   $   10,813    $   17,764
  Interest-bearing deposits
   in banks                                 502        2,082         2,747
  Federal funds sold                      1,015        3,775         4,655
                                     ----------   ----------    ----------
                                         16,818       16,670        25,166
Certificate of deposits
 ("CDs") held for investment                 --           --           100

Investments and mortgage-backed
 securities:
  Held to maturity                           67           71            73
  Available for sale                     45,037       63,898        69,772
FHLB stock                                5,705        5,705         5,705
                                     ----------   ----------    ----------
                                         50,809       69,674        75,550

Loans receivable                        542,644      519,381       454,736
Loans held for sale                          --          757         1,255
Less: Allowance for loan losses          (5,997)      (4,797)       (4,121)
                                     ----------   ----------    ----------
Net loans receivable                    536,647      515,341       451,870

Accrued interest receivable               3,407        3,424         2,884
Premises and equipment                   16,512       16,575        16,756
Other real estate owned ("OREO")
 and other repossessed items                 --           --             2
BOLI                                     12,535       12,415        12,065
Goodwill                                  5,650        5,650         5,650
Core deposit intangible                   1,158        1,221         1,434
Mortgage servicing rights                 1,071        1,051           964
Other assets                              1,987        2,827         1,737
                                     ----------   ----------    ----------
Total Assets                         $  646,594   $  644,848    $  594,178
                                     ==========   ==========    ==========

Liabilities and Shareholders' Equity
Non-interest-bearing deposits        $   50,590   $   54,962    $   55,121
Interest-bearing deposits               410,657      411,773       379,128
                                     ----------   ----------    ----------
  Total deposits                        461,247      466,735       434,249

FHLB advances                           106,380       99,697        78,446
Other borrowings:
 repurchase agreements                      611          595         1,322
Other liabilities and
 accrued expenses                         3,367        3,274         2,881
                                     ----------   ----------    ----------
Total Liabilities                       571,605      570,301       516,898
                                     ----------   ----------    ----------
Shareholders' Equity
Common stock- $.01 par value;
 50,000,000 shares authorized;
  December 31, 2007 - 6,917,675
   shares issued and outstanding
  September 30, 2007 - 6,953,360
   shares issued and outstanding
  December 31, 2006 - 3,670,861
   shares issued and outstanding
   on a pre-split basis                      69           70            37
Additional paid in capital                9,314        9,923        17,147
Unearned shares- Employee Stock
 Ownership Plan                          (2,974)      (3,040)       (3,239)
Retained earnings                        69,300       68,378        64,209
Accumulated other
 comprehensive loss                        (720)        (784)         (874)
                                     ----------   ----------    ----------
Total Shareholders' Equity               74,989       74,547        77,280
                                     ----------   ----------    ----------
Total Liabilities and
 Shareholders' Equity                $  646,594   $  644,848    $  594,178
                                     ==========   ==========    ==========

Timberland Q1 Earnings
January 22, 2008
Page 7

KEY FINANCIAL RATIOS AND DATA
($ in thousands, except per share)
(unaudited)                                   Three Months Ended
                                       Dec. 31,    Sept. 30,      Dec. 31,
                                         2007         2007          2006
                                     ----------   ----------    ----------
PERFORMANCE RATIOS:
Return on average assets (a)               0.99%        1.36%         1.35%
Return on average equity (a)               8.61%       11.66%         9.94%
Net interest margin (a)                    4.59%        4.60%         4.74%
Efficiency ratio                          57.64%       58.47%        63.13%

                                       Dec. 31,    Sept. 30,      Dec. 31,
                                         2007         2007          2006
                                     ----------   ----------    ----------
ASSET QUALITY RATIOS:
Non-performing loans                 $    3,908   $    1,490    $      239
OREO and other
 repossessed assets                          --           --             2
                                     ----------   ----------    ----------
Total non-performing assets          $    3,908   $    1,490    $      241
Non-performing assets to
 total assets                              0.60%        0.23%         0.04%
Allowance for loan losses to
 non-performing loans                       153%         322%        1,724%
Restructured loans                   $    2,462   $       --    $       --

Book value per share (b)             $    10.84   $    10.72    $    10.53
Book value per share (c)             $    11.50   $    11.39    $    11.19
Tangible book value per share(b)(d)  $     9.86   $     9.73    $     9.56
Tangible book value per share(c)(d)  $    10.46   $    10.34    $    10.16

(a) Annualized
(b) Calculation includes ESOP
     shares not committed to
     be released
(c) Calculation excludes ESOP
     shares not committed to
     be released
(d) Calculation subtracts goodwill
     and core deposit intangible
     from the equity component


AVERAGE BALANCE SHEET:                        Three Months Ended
                                       Dec. 31,    Sept. 30,      Dec. 31,
                                          2007         2007          2006
                                     ----------   ----------    ----------
Average total loans                  $  538,284   $  509,166    $  439,294
Average total interest
 earning assets                         602,628      586,056       529,572
Average total assets                    650,893      634,762       580,114
Average total interest
 bearing deposits                       411,766      405,078       376,365
Average FHLB advances and
 other borrowings                       106,937       96,442        65,970
Average shareholders' equity             75,002       73,916        78,646


Disclaimer
This report contains certain "forward-looking statements." The Company desires to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and is including this statement for the express purpose of availing itself of the protection of such safe harbor with forward looking statements. These forward-looking statements may describe future plans or strategies and include the Company's expectations of future financial results. Forward-looking statements are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated objectives. These risk factors include but are not limited to the effect of interest rate changes, competition in the financial services market for both deposits and loans as well as regional and general economic conditions. The words "believe," "expect," "anticipate," "estimate," "project," and similar expressions identify forward-looking statements. The Company's ability to predict results or the effect of future plans or strategies is inherently uncertain and undue reliance should not be placed on such statements.

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